Exhibit 10.28
INTERNATIONAL FLAVORS & FRAGRANCES INC.
DEFERRED COMPENSATION PLAN
As Amended and Restated December 9, 2008
     1. Purpose. The purpose of this Deferred Compensation Plan (the “Plan”) is to provide to members of a select group of management or highly compensated employees of International Flavors & Fragrances Inc. (the “Company”) and its subsidiaries and/or its affiliates who are selected for participation in the Plan, and non-employee directors of the Company, a means to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles, in order to enhance the competitiveness of the Company’s executive compensation program and, therefore, its ability to attract and retain qualified key personnel necessary for the continued success and progress of the Company, and to encourage such persons to retain a significant equity stake in the Company.
     2. Definitions. In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:
     (a) “Administrator” means the officer or committee of officers of the Company designated by the Committee to administer the Plan. At October 8, 2007, the Administrator shall be the Company’s administrative committee, the current members of which are the Executive Vice President, Global Business Development; the Executive Vice President, Global Operations; the Senior Vice President and Chief Financial Officer; the Senior Vice President and General Counsel; and the Vice President, Human Resources of the Company. The full Committee may perform any function of the Administrator hereunder, in which case the term “Administrator” shall refer to the Committee.
     (b) “Beneficiary” means any family member or members, including by marriage or adoption, any trust in which the Participant or any family member or members have more than 50% of the beneficial interest, any foundation in which the Participant or any family member or members control the management of assets, and any other entity in which the Participant or any family member or members own more than 50% of the voting interests, in each case designated by the Participant in his or her most recent written Beneficiary designation filed with the Committee as entitled to exercise rights or receive benefits under the Plan in connection with the Participant’s Deferral Account (or any portion thereof), or if there is no surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to exercise rights or receive benefits under the Plan in connection with the Participant’s Deferral Account on behalf or in lieu of such non-surviving designated Beneficiary.
     (c) “Board” or “Board of Directors” means the Board of Directors of the Company.
     (d) “Cash Deferral” means that portion of the assets of a Participant’s Deferral Account which is attributable to cash-based deferrals made by Participant and investment results earned (or lost) thereon.
     (e) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations and applicable Internal Revenue Service guidance.
     (f) “Committee” means the Compensation Committee of the Board of Directors or such other committee designated under Section 3(b), to which the Board has delegated the authority to take action under the Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

     (g) “Deferral Account” means the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Section 6. Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.
     (h) “Deferred Stock” means a credit to the Participant’s Deferral Account representing the right to receive one share of Stock for each share of Deferred Stock so credited, together with rights to dividend equivalents and other rights and limitations specified in the Plan.
     (i) “Disability” means a disability entitling the Participant to long-term disability benefits under the Company’s long-term disability plan as in effect at the date of Participant’s termination of employment. “409A Disability” has the meaning defined in Section 13(b)(ii).
     (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.
     (k) “409A Deferral” means a Cash Deferral or Deferred Stock resulting from a deferral of compensation within the meaning of Code Section 409A in 2005 or later. For this purpose, if a deferral of compensation was initiated before 2005 but either the Participant’s legal right to receive the compensation arose in 2005 or later or his or her risk of forfeiture with respect to the compensation lapsed in 2005 or later, it will be considered a 409A Deferral. The foregoing notwithstanding, any deferral that qualifies for the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4) shall not be deemed to be a 409A Deferral.
     (l) “Grandfathered Deferral” means a Cash Deferral or Deferred Stock that would constitute a 409A Deferral except for the fact that the legal right to the deferral and any vesting occurred before 2005.
     (m) “Matching Account” means the subaccount under a Participant’s Deferral Account which reflects Matching Contributions under the Plan and amounts of hypothetical income and appreciation and depreciation in value of such subaccount.
     (n) “Matching Contributions” means contributions to a Participant’s Matching Account made in accordance with Section 7.
     (o) “Participant” means any employee of the Company or any subsidiary or affiliate who is designated by the Committee as eligible to participate and who participates or makes an election to participate in the Plan, or any non-employee director of the company who participates or makes an election to participate in the Plan.
     (p) “Prior Plan Deferrals” means deferrals of annual incentive awards payable under the International Flavors & Fragrances Inc. Management Incentive Compensation Plan and the International Flavors & Fragrances Inc. Special Executive Bonus Plan and deferrals by non-employee directors of the Company under the International Flavors & Fragrances Inc. Directors’ Deferred Compensation Plan.
     (q) “Retirement” means a Participant’s voluntary termination of employment (i) at or after attaining age 62, (ii) at or after attaining age 55 with at least ten years of service to the Company and its subsidiaries and affiliates (including any service to predecessor companies acquired by the Company or its subsidiaries or affiliates) or (iii), in the case of a non-employee director of the Company, any termination of service as a director.
     (r) “Stock” means the Company’s Common Stock or any other equity securities of the Company designated by the Administrator.

     (s) “Stock Units” or “Units” means stock unit awards granted under the Company’s 2000 Stock Award and Incentive Plan, 2000 Supplemental Stock Award Plan, or other Company plans.
     (t) “Trust” means any trust or trusts established by the Company as part of the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company.
     (u) “Trustee” means the trustee of a Trust.
     (v) “Trust Agreement” means the agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.
     (w) “Valuation Date” means the close of business on the last business day of each calendar quarter; provided, however, that in the case of termination of employment for reasons other than Retirement, death, or Disability, the Valuation Date means the close of business on the last business day of the year in which employment terminates, unless otherwise determined by the Administrator in the case of a Grandfathered Deferral.
     3. Administration.
     (a) Authority. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan, and to determine whether to terminate participation of and accelerate distributions to Participants (subject to Section 13, including Section 13(a)(iv)), including Participants who engage in activities competitive with or not in the best interests of the Company. The Administrator shall share in these powers, to the extent provided herein and subject to such limitations imposed by and oversight of the Committee. Any actions of the Committee and Administrator with respect to the Plan and determinations in all matters hereunder shall be conclusive and binding for all purposes and upon all persons, including the Company, Participants, employees, and non-employee directors (in their individual capacities) and their respective successors in interest (subject to the Board’s and Committee’s reserved authority hereunder).
     (b) Service on Committee or as Administrator. Members of the Committee shall be appointed by and remain in office at the will of, and may be removed with or without cause by, the Board. Persons serving as the Administrator shall be appointed by and remain in office at the will of, and may be removed with or without cause by, the Committee. Any member of the Committee or Administrator may resign at any time. The Committee or Administrator may delegate administrative and other functions under the Plan to officers or employees of the Company and its subsidiaries, or other agents, except as limited by the Plan. No member of the Committee or Administrator shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. No bond or other security shall be required in connection with the Plan of the Committee or the Administrator or any member thereof in any jurisdiction.
     (c) Limitation of Liability. Each member of the Committee or Administrator shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary or affiliate, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or Administrator, nor any person to whom duties have been delegated under the Plan, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan, except for the willful misconduct or gross negligence of such member or person.
     4. Participation. The Committee shall determine those employees of the Company and its subsidiaries and/or affiliates, from among the executives who qualify as a select group of management or highly compensated employees, who will be eligible to participate in the Plan. Such persons shall be notified of such eligibility by the Administrator. The Committee may limit participation by otherwise eligible employees in its discretion, including, for example, for a specified period following a Participant’s withdrawal from a Deferral Account under Section 8(f) or (g). In addition, each non-employee director of the Company shall be eligible to participate in the Plan.
     5. Deferrals. To the extent authorized by the Committee and subject to Section 13, a Participant may elect to defer compensation or awards which may be in the form of cash, Stock, Stock-denominated awards or other property to be received from the Company or a subsidiary or affiliate, including salary, annual bonus awards, long-term awards, retainer fees and meeting fees payable to a non-employee director, and compensation payable under other plans and programs, employment agreements or other arrangements, or otherwise, as may be provided under the terms of such plans, programs and arrangements or as designated by the Committee. Stock-denominated awards that the Committee may authorize for deferral include (i) Stock Units and (ii) shares issuable upon exercise of stock denominated SARs, if such SARs are implemented as deferrals of compensation under Code Section 409A rather than as stock rights exempt under Treasury Regulation § 1.409A-1(b)(5). (All deferrals of shares under the Plan are referred to as Deferred Stock, including awards originally denominated “restricted stock units”). The foregoing notwithstanding, an employee-Participant may defer, with respect to a given year, receipt of only that portion of the Participant’s salary, annual bonus award, long-term award, equity awards and compensation payable under other plans and programs, employment agreements or other arrangements that exceeds the FICA maximum taxable wage base plus the amount necessary to satisfy Medicare and all other payroll taxes (other than Federal, state or local income tax withholding) imposed on the wages or compensation of such Participant from the Company and its subsidiaries and affiliates; this limitation shall not apply to non-employee directors, however. In addition to such limitation, and any terms and conditions of deferral set forth under plans, programs or arrangements from which receipt of compensation or awards is deferred, the Administrator may impose limitations on the amounts permitted to be deferred and other terms and conditions on deferrals under the Plan. Any such limitations, and other terms and conditions of deferral, shall be specified in documents setting forth terms and conditions of deferrals under the Plan, rules relating to the Plan or election forms, other forms, or instructions published by or at the direction of the Administrator. The Committee may permit awards and other amounts to be treated as deferrals under the Plan, including deferrals that may be mandatory as determined by the Committee in its sole discretion or under the terms of another plan or arrangement of the Company, for administrative convenience or otherwise to serve the purposes of the Plan and such other plan or arrangement.
     (a) Elections. Once an election form, properly completed, is received by the Company, the elections of the Participant shall be irrevocable; provided, however, that the Administrator may in its discretion determine that elections are revocable until the deadline specified for the filing of such election; provided further, that the Administrator may, in its discretion, permit a Participant to elect a further deferral of amounts credited to a Deferral Account by filing a later election form; and provided, further, that, unless otherwise approved by the Administrator for Grandfathered Deferrals only (any such approval must be consistent with policies of the Administrator established prior to October 4, 2004), any election to further defer amounts credited to a Deferral Account must be made at least one year prior to the date such amounts would otherwise be payable, except as permitted under Section 13(a)(ii) and subject to Section 5(b).

     (b) Date of Election. A Participant’s election to defer compensation or awards hereunder must be received by the Administrator prior to the date specified by or at the direction of the Administrator. Under no circumstances may a Participant defer compensation or awards to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation or awards.
(i)	Initial Deferral Elections. In the case of 409A Deferrals not settled in 2007 or earlier, any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the Participant’s services are performed which will result in the earning of the compensation, except as follows:
•	Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);
•	Initial deferral elections with respect to compensation that remains subject to a requirement that the Participant provide services for at least 12 months (a “forfeitable right” under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);
•	Initial deferral elections by a Participant in his or her first year of eligibility may be made within 30 days after the date the Participant becomes eligible to participate in the Plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)((7);
•	Initial deferral elections by a Participant with respect to performance-based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the Participant was employed continuously from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Change in Control or as otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);
•	Initial deferral elections resulting in Matching Contributions under Section 7 may be made in compliance with Treasury Regulation § 1.409A-2(a)(9);
•	Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a); and
•	Initial deferral elections in 2007 and earlier may be made to the fullest extent authorized under transition rules and other applicable guidance under Code Section 409A.
(ii)	Further Deferral Elections. Elections to further defer The foregoing notwithstanding, for 409A Deferrals not settled in 2007 or earlier, any further deferral election made in 2008 or later shall be subject to the following:

•	The further deferral election will not take effect until at least 12 months after the date on which the election is made;
•	If the election relates to a distribution event other than a 409A Disability, death, or Unforeseeable Emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid);
•	The requirement that the further deferral election be made at least 12 months before such 409A Deferrals would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);
•	The further deferral election shall be irrevocable when filed with the Company; and
•	The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).
     6. Deferral Accounts. Deferral Accounts shall be subject to the provisions of this Section 6. With respect to 409A Deferrals not settled in 2007 or earlier, the provisions of this Section 6 are subject to Section 13, and for such 409A Deferrals and Grandfathered Deferrals the provisions of this Section 6 are subject to Section 13(e), which generally precludes any action (including in the discretion of the Administrator) relating to the timing or amount of deferred compensation and earnings to be credited thereon that would provide a rate of return exceeding that of a predetermined actual investment, as specified under Treasury Regulation § 1.409A-1(o).
     (a) Establishment; Crediting of Amounts Deferred. One or more Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder, unless otherwise determined by the Administrator. With respect to any fractional shares of Stock or Stock-denominated awards, the Administrator shall determine whether to credit the Deferral Account with a fraction of a share, to pay cash in lieu of the fractional share or carry forward such cash amount under the Plan, round to the nearest whole share, round to the next whole share, or round down to eliminate the fractional share or otherwise make provision for the fractional share. Amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to, or otherwise reflected in, such Account from time to time. Unless otherwise determined by the Administrator (including under Section 6(e)), Cash Deferrals shall be deemed invested in a hypothetical investment as of the date of deferral.
     (b) Investment Vehicles.
(i)	Subject to the provisions of this Section 6(b) and Sections 6(d) and 9, Cash Deferral amounts shall be deemed to be invested, at the Participant’s direction, in one or more investment vehicles as may be specified from time to time by the Committee; provided, however, that the Administrator may expressly reserve the right to approve or disapprove any investment direction given by a Participant. The Committee may, but is not required to, permit Cash Deferrals to be deemed invested in Deferred Stock, subject to Section 11. The Committee may change or discontinue any hypothetical investment vehicle available under the Plan in its discretion (subject to Section 13(e)); provided, however, that each affected Participant shall be given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of his or her Cash Deferral amount deemed invested in the discontinued investment vehicle among the other hypothetical investment vehicles, including any replacement vehicle.
(ii)	Amounts credited as Deferred Stock to a Participant’s Deferral Account (whether or not as a result of a Cash Deferral) may not be reallocated or deemed reinvested in any other investment vehicle, but shall remain as Deferred Stock until such time as the Deferral Account is settled in accordance with Section 8.
(iii)	Subject to Sections 11 and 13(e), the Committee may provide for crediting of additional Deferred Stock as a premium or inducement to Participants to elect deferrals that will be credited as Deferred Stock; provided, however, that the crediting of any such additional Deferred Stock on deferrals by non-employee directors shall be subject to approval of the Board. Such additional Deferred Stock shall not exceed 40% of the number of shares of Deferred Stock resulting from the Participant’s deferral. Such additional Deferred Stock shall be subject to such vesting and forfeiture conditions as the Committee may specify.
     (c) Dividend Equivalents and Adjustments. Deferred Stock credited to a Participant’s Deferral Account will be credited with Dividend Equivalents and subject to adjustment as provided in this Section 6(c), except as limited by the Committee and in any event such crediting will not apply to any amount that remains subject to a substantial risk of forfeiture unless explicitly authorized by the Committee:
(i)	Cash Dividends. If the Company declares and pays a cash dividend on Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant’s Deferral Account as of the payment date for such dividend equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend, multiplied by (B) the amount of cash actually paid as a dividend on each share at such payment date, divided by (C) the fair market value of a share of Stock at such payment date. The Administrator shall determine how amounts that would be credited or settled as fractional shares shall be treated under the Plan in accordance with Section 6(a) hereof.
(ii)	Non-Stock Dividends. If the Company declares and pays a dividend on Stock in the form of property other than shares of Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant’s Deferral Account as of the payment date for such dividend equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend, multiplied by (B) the fair market value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (C) the fair market value of a share of Stock on the day after such payment date. The Administrator shall determine how amounts that would be credited or settled as fractional shares shall be treated under the Plan in accordance with Section 6(a) hereof.
(iii)	Stock Dividends and Splits. If the Company declares and pays a dividend on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional shares of Deferred Stock shall be credited to Participant’s Deferral Account as of the payment date for such dividend or forward Stock split equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend or split, multiplied by (B) the number of additional shares actually paid as a dividend or issued in such split in respect of each share of Stock. The Administrator shall determine how amounts that would be credited or settled as fractional shares shall be treated under the Plan in accordance with Section 6(a) hereof.

(iv)	Modifications to Dividend Equivalents Policy. Other provisions of this Section 6(c) notwithstanding, the Administrator may modify the manner of payment or crediting of Dividend Equivalents hereunder, in order to coordinate the value of Deferral Accounts with any trust holding shares established under Section 6(e), for administrative convenience, or for any other reason.
(v)	Adjustments. The number of shares of Deferred Stock credited to the Participant’s Account may be adjusted by the Committee in order to prevent dilution or enlargement of Participants’ rights with respect to Deferred Stock, in the event of any unusual corporate transaction or event which affects the value of Common Stock, provided that any such adjustment shall be made taking into account any crediting of Deferred Stock to the Participant under other provisions of this Section 6(c) in connection with such transaction or event.
     (d) Allocation and Reallocation of Hypothetical Investments. A Participant may allocate the Cash Deferral portion of his or her Deferral Account to one or more of the hypothetical investment vehicles authorized under the Plan. Subject to Section 6(b)(ii) and any rules established by the Administrator, a Participant may reallocate such Cash Deferrals as of the Valuation Date or other date specified by the Administrator at or following the filing of Participant’s reallocation election to one or more of such hypothetical investment vehicles, by filing with the Administrator a notice (the reallocation election) in such form as may be specified by the Administrator. The Administrator may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of specified investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants.
     (e) Trusts. The Administrator may, in its discretion, establish one or more Trusts (including sub-accounts under such Trust(s)), and deposit therein amounts of cash, Stock, or other property in connection with the Company’s obligations with respect to a Participant’s Deferral Account established under this Section 6. If so determined by the Administrator in any case in which the amounts deposited represent the economic equivalent of the Participant’s deemed investment in his or her Deferral Account, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trust(s) (net of any investment, management or other fees or costs, as may be specified by the Administrator). Other provisions of this Section 6 notwithstanding, the timing of allocations and reallocations of assets in such a Deferral Account, and the investment vehicles available with respect to the Cash Deferral portion of the Deferral Account, may be varied to reflect the timing of actual investments of the assets of such Trust(s) and the actual investments available to such Trust(s). Assets deposited in such Trust may not be paid out to the Company, except to the extent that (i) such assets are held by the Trust in connection with the Deferral Account of a specified Participant and the Company has made payments in settlement of such Participant’s Deferral Account, (ii) the assets of the Trust exceed the deferred compensation liabilities of the Company under the Plan by more than 25% of the amount of such deferred compensation liabilities, or (iii) a creditor of the Company may attach the assets of the Trust, consistent with the status of Trust as a “rabbi” trust. Any such trust shall be domiciled in the United States, and may not include any term that would provide for a change in trust terms restricting access to the funds thereon based on the financial condition of the Company.
     (f) Restrictions on Participant Direction. The provisions of Section 6(b), 6(d), and 7(c) notwithstanding, the Administrator may restrict or prohibit reallocations of amounts deemed invested in specified investment vehicles, and subject such amounts to a risk of forfeiture and other restrictions, in order to conform to restrictions applicable to Stock, a Stock-denominated award, or any other award or amount deferred under the Plan and resulting in such deemed investment, to comply with any applicable law or regulation, or for such other purpose as the Administrator may determine is not inconsistent with the Plan.

     7. Company Matching Contributions.
     (a) Amount of Matching Contributions To Be Credited. With respect to each employee-Participant who makes Cash Deferrals under this Plan in a calendar year, the Company shall, on its books, credit a Matching Contribution to such Participant’s Matching Account as described in this Section 7. The amount of Matching Contribution the Company shall credit to a Participant in a calendar year shall be equal to the results of (i) minus (ii), as follows:
(i)	the amount of the Company’s matching contributions which were actually made and which would have been made on behalf of the Participant under the Retirement Investment Fund Plan (the “RIFP”), determined on the basis of the Participant’s actual “pre-tax contributions” and “after-tax contributions” (as those terms are defined under the RIFP), plus the amount of Company matching contributions which would have been made on account of the Participant’s Cash Deferrals in such calendar year if such Cash Deferrals had instead been contributions by the Participant to the RIFP for the plan year and disregarding any reduction in Company matching contributions required under the RIFP due to the application of the limitations set forth in Section 401(a)(17), 401(k), 401(m), 402(g), and 415 of the Internal Revenue Code (the “Statutory Limitations”), minus
(ii)	the amount of Company matching contributions that were made by the Company on behalf of a Participant under the RIFP for such plan year and allocated to the Participant’s accounts under the RIFP.
Matching Contributions are subject to any limitation or maximum imposed under the RIFP apart from the Statutory Limitations, and the Committee may in its discretion further limit Matching Contributions under the Plan (but Participants shall be given notice of any such further limitation prior to the effectiveness of an irrevocable deferral election that would be affected thereby).
     (b) Time of Crediting of Matching Contributions. The Matching Contributions with respect to a Participant pursuant to (a) above shall be credited to the Participant’s Matching Account at the same times as like matching contributions would have been credited to the Participant’s matching account under the RIFP.
     (c) Vesting of Matching Account; Other Plan Rules Applicable. Matching Contributions on behalf of a Participant and the Participant’s Matching Account shall be subject to the vesting rules and risks of forfeiture that would have applied to like matching contributions to the Participant and the Participant’s matching account under the RIFP. In other respects, such Matching Contributions and Matching Account shall be subject to the same rules, applied separately, as the rules that apply to the Participant’s Cash Deferrals and Deferral Account under the Plan.
     8. Settlement of Deferral Accounts.
     (a) Form of Payment. The Company shall settle a Participant’s Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, as follows:
(i)	with respect to Cash Deferrals, payment of cash or, in the discretion of the Administrator, by delivery of other liquid assets (including Stock) having a fair market value equal to the Cash Deferral amount credited to the Deferral Account; provided, however, that, to the extent practicable, any assets delivered in settlement of Cash Deferrals shall be of the same type or kind as the investment vehicle in which those Cash Deferrals were deemed invested at the time of settlement; or
(ii)	with respect to Stock based deferral amounts, by delivery of shares of Stock, including shares of Stock delivered out of the assets of the Trust.
     (b) Forfeitures Under Other Plans and Arrangements. To the extent that Stock or any other award or amount (i) is deposited in a Trust pursuant to Section 6 in connection with a deferral of Stock, a Stock-denominated award, or any other award or amount under another plan, program, employment agreement or other arrangement, or otherwise is deemed to be deferred under the Plan without such a deposit, and (ii) is forfeited pursuant to the terms of such plan, program, agreement or arrangement, the Participant shall not be entitled to the value of such Stock and other property related thereto (including without limitation, dividends and distributions thereon) or other award or amount, or proceeds thereof. Any Stock or Stock-denominated awards, other property or other award or amount (and proceeds thereof) forfeited shall be returned to the Company.
     (c) Timing of Payments.
(i)	Generally, the Administrator shall determine minimum and maximum deferral periods and any limitations on terms of deferrals (such as number of installments and periods over which installments will be paid), provided that any terms permitting settlement more than ten years after the date of a Participant’s termination of employment with the Company and its subsidiaries must be approved by the Committee. Subject to these limitations, payments in settlement of a Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as may be directed by the Participant in his or her election relating to such Deferral Account, provided that, except with respect to Prior Plan Deferrals (the timing of settlement of which, in each case, shall be determined in accordance with the terms of Section 8(c)(ii) hereof) or as otherwise determined by the Administrator, in the event of termination of employment for reasons other than Retirement, death, or 409A Disability in the case of 409A Deferrals or Disability in the case of other deferrals, a single lump sum payment in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made as promptly as practicable following the next Valuation Date, unless otherwise determined by the Administrator in the case of Grandfathered Deferrals (but not 409A Deferrals) in an exercise of discretion consistent with policies implemented before October 4, 2004; and provided further, that payments in settlement of a Deferral Account will be made in accordance with Section 8(d) in the event of a Change in Control.
(ii)	On or before June 1, 2001, each Participant who has Prior Plan Deferrals, shall be required to make a new election with respect to the timing of settlement of his or her Prior Plan Deferrals (including earnings thereon). Specifically, each such Participant shall make a single election which shall be applicable to all of his or her Prior Plan Deferrals (including earnings thereon), to have (1) payments made in a number of installments which is not less than the least number, and not greater than the greatest number, of installments previously elected by the Participant with respect to any such Prior Plan Deferral and (2) payment commence on a date that occurs no sooner than the earliest and no later than the latest payment commencement date previously elected by such Participant with respect to any such Prior Plan Deferral. In the event a Participant who has Prior Plan Deferrals does not make the foregoing election on or before June 1, 2001, such Participant will be deemed to have elected to have (1) payments made in a number of installments equal to the least number of installments previously elected by such Participant with respect to any such Prior Plan Deferral and (2) payment commence on the earliest payment date previously elected by such Participant with respect to any such Prior Plan Deferral.
     (d) Change in Control. In the event of a “Change in Control,” as defined under Section 8(e), the following provisions shall apply:
(i)	All deferral periods relating to non-409A Deferrals will be automatically accelerated to end at the time of the Change in Control and, if the event involves a 409A Change in Control, all deferral periods relating to 409A Deferrals will be automatically accelerated to end at the time of the earliest 409A Change in Control, and each Deferral Account, to the extent affected by such acceleration, will be settled within five business days after the end of the deferral period, provided that the Committee may accelerate this settlement (for all or specified parts of a Deferral Account) in connection with a Change in Control or 409A Change in Control for any reason, subject to applicable limitations under Section 13 (particularly Sections 13(a)(iv)(E) and 13(f)) and subject to such additional conditions as the Committee may impose; provided, however, that, if so determined by the Committee (and subject to Section 5(b)), the Participant may waive the accelerated settlement relating to Grandfathered Deferrals provided under this Section 8(d)(i); and
(ii)	At all times after the Change in Control, in addition to any trustee or other fiduciary under the Plan and any Trust established hereunder, the individual serving as the Chief Executive Officer of the Company immediately prior to the Change in Control shall be a fiduciary with the full authority and the obligation to take any required or appropriate action to cause the Company and any such Trust to pay amounts in settlement and provide the benefits to the Participants in accordance with the Plan and each Participant’s contractual rights thereunder.
     (e) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the effective date of the Plan, there shall have occurred any of the following:
(i)	Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “40% Beneficial Owner.” For purposes of this provision, a “40% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “40% Beneficial Owner” shall not include any person who was a beneficial owner of outstanding voting securities of the Company at February 20, 1990, or any person or persons who was or becomes a fiduciary of any such person or persons who is, or in the aggregate, are a “40% Beneficial Owner” (an “Existing Shareholder”), including any group that may be formed which is comprised solely of Existing Shareholders, unless and until such time after February 20, 1990 as any such Existing Shareholder shall have become the beneficial owner (other than by means of a stock dividend, stock split, gift, inheritance or receipt or exercise of, or accrual of any right to exercise a stock option granted by the Company or receipt or settlement of any other stock-related award granted by the Company)

by purchase of any additional voting securities of the Company; and provided further, that the term “40% Beneficial Owner” shall not include any person who shall become the beneficial owner of 40% or more of the combined voting power of the Company’s then-outstanding voting securities solely as a result of an acquisition by the Company of its voting securities, until such time thereafter as such person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional voting securities and becomes a 40% Beneficial Owner in accordance with this Section 8(e);
(ii)	Individuals who on the effective date of the Plan constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election consent, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on such effective date or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;
(iii)	There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, if, immediately following consummation of any of the foregoing, either (A) individuals who, immediately prior to such consummation, constitute the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such recommendation do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 60% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or
(iv)	The shareholders of the Company have approved a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction have a similar effect).
The term “409A Change in Control” is defined in Section 13(b)(i).
     (f) Financial Emergency and Other Payments. Other provisions of the Plan (except Sections 9 and 13) notwithstanding, if, upon the written application of a Participant, the Administrator determines that the Participant has a financial emergency of such a substantial nature, beyond the Participant’s control, and as to which the Participant lacks other readily available assets that could be used to timely address the emergency, so that payment of amounts previously deferred under the Plan is warranted, the Administrator may direct the payment to the Participant of all or a portion of the balance of a Deferral Account and the time and manner of such payment, provided, however, that in the case of 409A Deferrals, payments under this Section 8(f) shall be authorized and made only in the event of an Unforeseeable Emergency and subject to the terms of Section 13(a)(iv)(A).
     (g) Voluntary Withdrawal With 10% Penalty. A Participant may voluntarily withdraw all or a portion of the portion of his or her Deferral Account balance attributable to Grandfathered Deferrals other than salary deferrals upon 30 days’ notice to the Administrator, subject to a penalty equal to 10% of the amount withdrawn; provided, however, that the Participant shall have no right to withdraw Deferred Stock under this Section 8(g) if the existence of such right would result in “variable” accounting under APB 25 (as in effect at October 3, 2004) or in accounting for such Deferred Stock as a “liability” under Statement of Financial Accounting Standards No. 123R

(or similar consequences under any successor accounting authority) with respect to any Deferred Stock, if any withdrawal otherwise would result in adverse accounting or tax consequences to the Company, or if such withdrawal is otherwise not approved by the Administrator. The amount of any penalty under this Section 8(g) will be forfeited.
     9. Provisions Relating to Section 16 of the Exchange Act and Section 162(m) of the Code.
     (a) Avoidance of Liability Under Section 16. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act, the Administrator shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3 or otherwise will not result in liability under Section 16(b) of the Exchange Act.
     (b) Compliance with Code Section 162(m). It is the intent of the Company that any compensation (including any award) deferred under the Plan by a person who is, with respect to the year of payout, determined by the Administrator likely to be a “covered employee” within the meaning of Code Section 162(m) and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company would not be entitled to a tax deduction under Code Section 162(m). Accordingly, unless otherwise determined by the Administrator (with respect to Grandfathered Deferrals), if any payment in settlement of a Deferral Account would be subject to a loss of deductibility by the Company at the a time of scheduled settlement hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation will be, at the time of settlement hereunder, fully deductible by the Company. Any such modification to delay the settlement date of a 409A Deferral not settled in 2007 or earlier must conform to the requirements of Treasury Regulation § 1.409A-2(b)(7)(i).
     10. Statements. The Administrator will furnish statements, at least once each calendar year, to each Participant reflecting the amounts credited to a Participant’s Deferral Accounts, transactions therein since the date reported on in the last previous statement, and other information deemed relevant by the Administrator.
     11. Sources of Stock; Shares Available for Delivery. Shares of Stock deliverable in settlement of Deferred Stock, including shares deposited under the Plan in a Trust pursuant to Section 6, in connection with a deferral of a Stock-denominated award granted or acquired under another plan, program, employment agreement or other arrangement that provides for the issuance of shares, shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement. Shares of Stock actually delivered in settlement of such deferral shall be originally issued shares or treasury shares in accordance with the terms of such other plan, program or arrangement. In the case of shares deliverable in connection with Deferred Stock credited in connection with Dividend Equivalents, or if the Committee authorizes deemed investments in Deferred Stock by Participants deferring cash, any shares to be deposited under the Plan in a Trust in connection with such deemed investments in Deferred Stock or otherwise to be delivered in settlement of such Deferred Stock shall be solely treasury shares or shares acquired in the market by or on behalf of the Trust. For this purpose, a total of 4,000,000 treasury shares are hereby reserved for delivery in connection with such Deferred Stock.
     12. Amendment and Termination. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant’s Deferral Account. The foregoing notwithstanding, subject to the restrictions under Section 13 (including restrictions on Plan termination and accelerations under Sections 13(a)(iv)(E) and 13(f)), the Committee may terminate the Plan (in whole or in part) and distribute to Participants (in whole or in part) the amounts credited to his or her Deferral Accounts and reserves the right to accelerate the settlement of any individual Participant’s Deferral Account (in whole or in part). The termination of the Plan, and any amendment or alteration to the Plan that is beyond the scope of the authority or the Committee, shall be subject to the approval of the Board of Directors.
     13. Certain Limitations on Deferrals to Ensure Compliance with Code Section 409A.
     (a) 409A Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Deferral, including any authority of the Company and rights of the Participant with respect to the 409A Deferral, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Deferrals not settled in 2007 or earlier:
(i)	Deferral Elections. A Participant’s election to defer compensation will be permitted only at times in compliance with Code Section 409A, as specified in Section 5(b).
(ii)	Changes in Elections as to Distribution. The Administrator may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to such 409A Deferrals (and other deferrals, including other 409A Deferrals and deferrals that are not 409A Deferrals because they qualify for the short-term deferral exemption under Code Section 409A) during 2005 — 2007 in accordance with, and to the fullest extent permitted by, applicable IRS guidance under Code Section 409A, provided that any modifications to such deferrals or permitted election of different deferral periods may not otherwise increase the benefits to a Participant or the costs of such deferrals to the Company other than administrative costs, changes in value of the deferral based on investment performance and indirect expense attributable to the timing of receipt of taxable income and tax deductions.
(iii)	Settlement. Except as provided in Section 13(a)(iv) hereof, no such 409A Deferral shall be settled except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written election or other document governing such 409A Deferral and otherwise meet the requirements of Treasury Regulation § 1.409A-3:
(A)	Specified Time. A specified time or pursuant to a fixed schedule.
(B)	Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, settlement under this Section 13(a)(iii)(B) may not be made before the date that is six months after the date of separation from service.
(C)	Death. The death of the Participant.
(D)	Disability. The date the Participant has experienced a 409A Disability, as defined below.

(E)	409A Change in Control. The occurrence of a 409A Change in Control, as defined below.
(iv)	No Acceleration. The settlement of such a 409A Deferral may not be accelerated prior to the time specified in Section 13(a)(iii) hereof, except the Company may accelerate the settlement in the case of one of the following events:
(A)	Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.
(B)	Domestic Relations Order. Settlement may be accelerated for purposes of a settlement paid to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
(C)	Conflicts of Interest. Such 409A Deferral may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or if reasonably necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).
(D)	Other Accelerations. The Administrator may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be such a 409A Deferral upon a 409A Change in Control or to terminate the Plan upon or within 12 months after a 409A Change in Control, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Deferrals in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).
(v)	Timing of Distributions. The Administrator may permit distributions to occur at any date related a permitted distribution event specified in Section 13(a)(iii), and combinations thereof, and otherwise to the fullest extent permitted under Treasury Regulation § 1.409A-3. In the case of any distribution of such a 409A Deferral “at a specified time or pursuant to a fixed schedule” subject to Treasury Regulation § 1.409A-3(a)(4) and (j)(1), subject to any more restrictive timing rule contained in an applicable deferral election or other governing document, the distribution shall be made at a date (specified by the Company without control by the Participant) not later than the fifteenth day of the third month following the date at which the settlement is specified to occur.

     (b) Certain Definitions. For purposes of this Section 13 and as used elsewhere in the Plan, the following terms shall be defined as set forth below:
(i)	“409A Change in Control” means the occurrence of Change in Control (as defined in Section 8(e)) in connection with which there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation § 1.409A-3(i)(5)).
(ii)	“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.
(iii)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).
     (c) Determination of “Key Employee.” For purposes of a settlement under Section 13(a)(iii)(B), status of a Participant as a “key employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.
     (d) Short-Term Deferrals. In the case of any compensation that is not a Grandfathered Deferral but qualifies as a short-term deferral under Code Section 409A (see Treasury Regulation § 1.409A-1(b)(4)), was not settled in 2007 or earlier, and provides for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the award agreement or other governing document, the distribution shall be made at a date not later than March 15 of the year following the year in which the substantial risk of forfeiture lapses. If any portion of such compensation is scheduled to vest at a single specified date (a vesting “tranche”) and is partly deemed a 409A Deferral and partly deemed exempt from Code Section 409A (as a short-term deferral or otherwise), the time of settlement of the entire tranche will be governed by the distribution rules applicable to such 409A Deferral.
     (e) Predetermined Actual Investments. Any change in deemed investment alternatives offered to Participants or change in the manner in which earnings are credited on 409A Deferrals and Grandfathered Deferrals not settled in 2007 or earlier shall be implemented so that the rate of return to a Participant, in respect of any prior 409A Deferral or any 409A Deferral for which the election to defer has then become irrevocable, will not exceed the rate of return from a predetermined actual investment, and otherwise shall comply with applicable requirements of Treasury Regulation § 1.409A-1(o) and 1.409A-6(a)(4).
     (f) Grandfathered Deferrals. With respect to any Grandfathered Deferral, no amendment or change to the Plan or a document relating to such Grandfathered Deferral,

including an exercise of discretion relating thereto, shall be effective if such change would constitute a “material modification” within the meaning of applicable guidance under Section 409A, except in the case of compensation or a deferral that is specifically modified to become compliant as a 409A Deferral or compliant with an exception or exemption under Code Section 409A.
     (g) Rules Applicable to Certain Participants Transferred to Affiliates. For purposes of determining a separation from service (where the use of the following modified definition is based upon legitimate business criteria), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation § 1.414(c)-2.
     (h) Scope and Application of this Provision. For purposes of this Section 13, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to such 409A Deferral prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.
     14. General Provisions.
     (a) Limits on Transfer of Awards. No right, title or interest of any kind in the Plan or to a Deferral Account, payment or right under the Plan shall be transferable or assignable by a Participant or his or her Beneficiary, shall be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, or shall be subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary, except that rights to payment may be transferred in connection with the death of a Participant by will or the laws of descent and distribution or pursuant to a valid Beneficiary designation filed with the Administrator in accordance with such rules as the Administrator may prescribe. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan (except as permitted in connection with the Participant’s death) shall be void.
     (b) Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation or awards deferred and relating to the Deferral Account to which the payments relate against the Company or any subsidiary or affiliate, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect. In the case of any payment under the Plan of less than all amounts then credited to an account in the form of Deferred Stock, the amounts paid shall be deemed to relate to the Deferred Stock credited to the account at the earliest time.
     (c) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of Trusts, including but not limited to the Trusts referred to in Section 6 hereof, or make other arrangements to meet the Company’s obligations under the Plan, which Trusts or other arrangements shall be consistent with the

“unfunded” status of the Plan and shall comply with applicable requirements of Code Section 409A, including those referenced in Sections 6(e) and 13.
     (d) Compliance. A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of any stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company’s Certificate of Incorporation or By-Laws, or any other law, regulation, or binding contract to which the Company is a party.
     (e) Other Participant Rights. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the crediting of Stock equivalents or other amounts to a Deferral Account, or the creation of any Trust and deposit of such Stock therein, except at such time as Stock may be actually delivered in settlement of a Deferral Account. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or a subsidiary or affiliate or to continue to serve as a director, or to interfere in any way with the right of the Company or a subsidiary or affiliate to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 14(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.
     (f) Tax Withholding. The Company and any subsidiary or affiliate shall have the right to deduct from amounts otherwise payable by the Company or any subsidiary or affiliate to the Participant, including compensation not subject to deferral as well as amounts payable hereunder in settlement of the Participant’s Deferral Account, any sums that federal, state, local or foreign tax law requires to be withheld with respect to the deferral of compensation hereunder, transactions affecting the Participant’s Deferral Account, and payments in settlement of the Participant’s Deferral Account, including FICA, Medicare and other employment taxes. Shares may be withheld to satisfy such mandatory withholding obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder. No amounts deferred by or payable to a non-employee director under the Plan will be subject to withholding.
     (g) Right of Setoff. The Company or any subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary may owe to the Participant from time to time, including amounts payable in connection with Participant’s Deferral Account, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By electing to participate in the Plan and defer compensation hereunder, the Participant agrees to any deduction or setoff under this Section 14(g). The foregoing notwithstanding, no deduction or setoff may be made with respect to a Participant’s Deferral Account except at the time a payment is otherwise to be made in settlement of such Deferral Account, and only to the extent of such payment.
     (h) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any document hereunder shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

     (i) Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account and neither the Company, the Committee nor the Administrator shall be liable or responsible therefore.
     (j) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.
     (k) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
     (l) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.
     14. Effective Date The Plan shall be effective as of June 1, 2001. The latest amendment and restatement of the Plan shall become effective as of October 8, 2007.